Sub-Item 77K:  Changes in Registrant’s certifying accountant

On May 23, 2013, the Board of Trustees of the Trust, upon the recommendation of the Audit Committee of the Board of Trustees, determined not to retain KPMG LLP (“KPMG”) and approved a change of the Trust’s independent registered public accounting firm to BBD, LLP (“BBD”) for the Trust and Fund, for the fiscal year ending March 31, 2014. The selection of BBD as the Fund’s independent registered public accountants was approved by the Trust’s Board of Trustees, including a majority of the members of the Board of Trustees who are not “interested persons” of the Trust (as that term is defined in the 1940 Act).  KPMG was notified of the change on June 26, 2013.  During the Fund’s fiscal years or periods ended March 31, 2013 and March 31, 2012 and the subsequent interim period through June 26, 2013, neither the Trust, the Fund nor anyone on their behalf has consulted BBD on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).  KPMG’s reports on the Fund’s financial statements for the fiscal years or periods ended March 31, 2013 and March 31, 2012 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  Further, in connection with its audits for the fiscal years ended March 31, 2013 and March 31, 2012, and through June 26, 2013, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the disagreements in its report on the financial statements for such periods.

Registrant has requested KPMG to furnish it with a letter addressed to the U. S. Securities and Exchange Commission stating whether KPMG agrees with the statements contained above.  A copy of the letter from KPMG to the U. S. Securities and Exchange Commission is filed as an exhibit hereto.

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